FILED PURSUANT TO RULE 424(b)(7)
UNDER THE SECURITIES ACT OF 1933
IN CONNECTION WITH
REGISTRATION NO. 333-165117

PROSPECTUS SUPPLEMENT
dated September 28, 2011
(to Prospectus dated March 1, 2010)

KILROY REALTY CORPORATION
5,640,939 Shares of Common Stock

This prospectus supplement supplements the prospectus dated March 1, 2010, as previously supplemented on June 21, 2010, August 18, 2010, November 3, 2010 and March 17, 2011, relating to the resale by selling securityholders of shares of our common stock that may be issuable upon exchange of the 4.250% Exchangeable Senior Notes Due 2014 of our operating partnership, Kilroy Realty, L.P.

You should read this prospectus supplement in conjunction with the prospectus, as previously supplemented. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or previous supplements to it. This prospectus supplement is qualified by reference to the prospectus, as previously supplemented, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus, as previously supplemented.

You should consider carefully the risk factors beginning on page 1 of the prospectus as well as the risk factors relating to our business that are incorporated by reference in the prospectus before investing in the shares of common stock that may be issuable upon exchange of the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

September 28, 2011

The section entitled “Selling Securityholders” in the prospectus is hereby supplemented and, as appropriate, amended by the following information.

SELLING SECURITYHOLDERS

The 4.250% Exchangeable Senior Notes Due 2014 were originally issued by Kilroy Realty, L.P., our operating partnership, and sold by the initial purchasers of the notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act. Under certain circumstances, we may issue shares of our common stock upon the exchange of the notes. In such circumstances, the recipients of shares of our common stock, whom we refer to as the selling securityholders, may use this prospectus supplement, and the accompanying prospectus, as previously supplemented, to resell from time to time the shares of our common stock that we may issue to them upon the exchange of the notes. Information about selling securityholders is set forth in the prospectus, as supplemented, and information about additional selling securityholders may be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the prospectus.

The following table sets forth information, as of September 28, 2011, with respect to the selling securityholders and the maximum number of shares of our common stock that could become beneficially owned by each selling securityholder should we issue shares of our common stock to such selling securityholder that may be offered pursuant to the prospectus, as supplemented, upon the exchange of the notes. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the shares of our common stock which we may issue upon the exchange of the notes. The number of shares of our common stock issuable upon the exchange of the notes shown in the table below assumes exchange of the full amount of notes held by each selling securityholder at an assumed maximum exchange rate of 32.7011 shares of our common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share. The exchange rate on the notes is subject to adjustment in certain events. Accordingly, the maximum number of shares of our common stock issuable upon the exchange of the notes may increase or decrease from time to time. In addition, due to the exchange settlement provisions of the notes, we may not be required to issue the maximum number of shares of our common stock upon any exchanges of notes. The shares of common stock beneficially owned following the exchange is based on 58,464,412 shares of common stock outstanding as of August 31, 2011.

	Shares of Common Stock Beneficially Owned Prior to the	Maximum Number of Shares of Common Stock Issuable Upon Exchange of Outstanding	Shares of Common Stock Beneficially Owned Following the Exchange		Number of Shares of Common Stock	Common Stock Beneficially Owned after Resale(4)
Name(1)	Exchange	Notes(2)	Shares	Percent(3)	Offered (4)	Shares	Percent
HBK Master Fund L.P. (5)	—	441,465	441,465	*	441,465	—	—

*	Less than one percent of the outstanding shares of common stock.

(1)
Additional selling securityholders not named in this prospectus supplement will not be able to use the prospectus for resales until they are named in the selling securityholder table by prospectus supplement or post-effective amendment to the registration statement of which the prospectus is a part.

(2)
The maximum aggregate number of shares of common stock that may be sold under the prospectus is 5,640,939 based on an assumed maximum exchange rate of 32.7011 common shares per $1,000 principal amount of notes. Certain selling securityholders may have transferred shares of common stock pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to the prospectus.

(3)
Calculated based on Rule 13d-3(d)(1)(i) under the Exchange Act using 58,464,412 shares of common stock outstanding as of August 31, 2011. In calculating this percentage for a particular holder, we treated as outstanding the number of shares of common stock beneficially owned by that particular holder following the exchange of notes and excluded the number of shares of common stock beneficially owned by any other holder.

(4)	Assumes that all of the shares of common stock issued in exchange for the notes will be sold by the selling securityholders.

(5)
HBK Investments L.P., a Delaware limited partnership, has shared voting and dispositive power over the securities pursuant to an Investment Management Agreement between HBK Investments L.P. and the selling securityholder.  HBK Investments L.P. has delegated discretion to vote and dispose of the securities to HBK Services LLC.  The following individuals may be deemed to have control over HBK Investments L.P.:  Jamiel A. Akhtar, Richard L. Booth, David C. Haley, and William E. Rose.